EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2024 Results
•Declared quarterly distribution of $0.4714 per unit; 39th consecutive quarterly distribution
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership in the first quarter of 2024 of $14.8 million, or $0.42 per limited partner unit, which was in-line with first quarter 2023 net income of $14.9 million. Cash flows from operating activities in the first quarter of 2024 were $104.6 million, a decrease of $40.3 million compared to first quarter 2023 cash flows from operating activities of $144.9 million, due to less favorable working capital changes. For the three months ended March 31, 2024, MLP distributable cash flow was $16.9 million, a decrease of $0.7 million compared to first quarter 2023 MLP distributable cash flow of $17.6 million. The decrease in MLP distributable cash flow and associated trailing twelve-month coverage ratio was primarily due to lower production and sales volume.
First quarter 2024 net income attributable to the Partnership of $14.8 million increased by $0.5 million compared to fourth quarter 2023 net income of $14.3 million, in part due to lower selling, general and administrative expenses. First quarter 2024 cash flows from operating activities of $104.6 million decreased by $3.1 million compared to fourth quarter 2023 cash flows from operating activities of $107.7 million due to less favorable working capital changes. First quarter 2024 MLP distributable cash flow of $16.9 million increased by $0.5 million compared to fourth quarter 2023 MLP distributable cash flow of $16.4 million, primarily due to lower maintenance capital expenditures.
"Our first quarter of 2024 results were consistent with our performance in recent quarters due in large part to the stability provided by our ethylene supply agreement with Westlake. During the first quarter, OpCo's ethylene units ran well and third-party ethylene margins improved modestly due to lower feedstock and energy costs, which allowed us to opportunistically increase our third-party sales volume," said Albert Chao, President and Chief Executive Officer. "We are constructive on our outlook for the remainder of 2024 as demand from downstream ethylene derivative products is relatively stable and feedstock and energy costs remain at levels supporting third-party ethylene margin improvement."
On April 30, 2024, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2024 of $0.4714 per unit to be payable on May 29, 2024 to unitholders of record as of May 13, 2024, representing the 39th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 0.93x the declared distributions for the first quarter of 2024, which was in-line with the trailing twelve-month coverage ratio of 0.94x at the end of the fourth quarter of 2023. Since our IPO in July of 2014 our cumulative coverage ratio is 1.08x.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the results of our turnaround reserves and activities, our future coverage ratio, our outlook for third-party ethylene margins, our expectations regarding feedstock and energy costs, our expectations regarding future interest rates, the ability to deliver value, returns, predictable cash flows and distributions to unitholders, the expectation that strong distributions will continue, and the nature of the sales agreement with Westlake, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, pandemic infectious diseases and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC in February 2024.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures

This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2024 results will be held Wednesday, May 1st, 2024 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, please register at: https://register.vevent.com/register/BI945f608342d94f3bb7f420c75004538c. A dial-in will be provided upon registration.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/2ry9ktig and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2024	2023

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$235,209	$257,471
Net co-products, ethylene and other sales—third parties	49,464	50,206
Total net sales	284,673	307,677
Cost of sales	182,493	201,604
Gross profit	102,180	106,073
Selling, general and administrative expenses	7,077	7,914
Income from operations	95,103	98,159
Other income (expense)
Interest expense—Westlake	(6,581)	(7,315)
Other income, net	1,334	820
Income before income taxes	89,856	91,664
Provision for income taxes	210	212
Net income	89,646	91,452
Less: Net income attributable to noncontrolling interest in Westlake Chemical OpCo LP ("OpCo")	74,813	76,560
Net income attributable to Westlake Partners	$14,833	$14,892

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.42	$0.42

Distributions declared per unit	$0.4714	$0.4714

MLP distributable cash flow	$16,892	$17,551

Distributions declared
Limited partner units—publicly and privately held	$9,950	$9,946
Limited partner units—Westlake	6,657	6,657
Total distributions declared	$16,607	$16,603
EBITDA	$124,431	$125,615

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2024	December 31, 2023

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$55,760	$58,619
Receivable under the Investment Management Agreement—Westlake	94,477	94,444
Accounts receivable, net—Westlake	41,766	49,565
Accounts receivable, net—third parties	27,228	18,701
Inventories	4,860	4,432
Prepaid expenses and other current assets	257	442
Total current assets	224,348	226,203
Property, plant and equipment, net	926,813	943,843
Other assets, net	143,915	146,796
Total assets	$1,295,076	$1,316,842

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$43,083	$56,335
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	4,074	4,583
Total liabilities	446,831	460,592
Common unitholders—publicly and privately held	472,450	473,513
Common unitholder—Westlake	48,282	48,993
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	278,160	279,934
Noncontrolling interest in OpCo	570,085	576,316
Total equity	848,245	856,250
Total liabilities and equity	$1,295,076	$1,316,842
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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2024	2023

	(In thousands of dollars)
Cash flows from operating activities
Net income	$89,646	$91,452
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,994	26,636
Net loss on disposition and other	527	942
Other balance sheet changes	(13,602)	25,830
Net cash provided by operating activities	104,565	144,860
Cash flows from investing activities
Additions to property, plant and equipment	(9,773)	(12,656)
Investments with Westlake under the Investment Management Agreement	—	(90,116)
Maturities of investments with Westlake under the Investment Management Agreement	—	103,000
Net cash used for investing activities	(9,773)	228
Cash flows from financing activities
Proceeds from debt payable to Westlake	54,000	39,000
Repayment of debt payable to Westlake	(54,000)	(39,000)
Distributions to noncontrolling interest retained in OpCo by Westlake	(81,044)	(88,678)
Distributions to unitholders	(16,607)	(16,604)
Net cash used for financing activities	(97,651)	(105,282)
Net increase in cash and cash equivalents	(2,859)	39,806
Cash and cash equivalents at beginning of period	58,619	64,782
Cash and cash equivalents at end of period	$55,760	$104,588

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(In thousands of dollars)
Net cash provided by operating activities	$107,671	$104,565	$144,860
Changes in operating assets and liabilities and other	(20,614)	(14,919)	(53,408)
Net income	87,057	89,646	91,452
Add:
Depreciation, amortization and disposition of property, plant and equipment	28,796	28,265	27,003
Less:
Contribution to turnaround reserves	(7,682)	(11,476)	(7,306)
Maintenance capital expenditures	(11,805)	(7,749)	(8,024)
Distributable cash flow attributable to noncontrolling interest in OpCo	(79,948)	(81,794)	(85,574)
MLP distributable cash flow	$16,418	$16,892	$17,551

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2023	2024	2023

	(In thousands of dollars)
Net cash provided by operating activities	$107,671	$104,565	$144,860
Changes in operating assets and liabilities and other	(20,614)	(14,919)	(53,408)
Net income	87,057	89,646	91,452
Less:
Other income, net	1,079	1,334	820
Interest expense—Westlake	(6,632)	(6,581)	(7,315)
Provision for income taxes	(206)	(210)	(212)
Income from operations	92,816	95,103	98,159
Add:
Depreciation and amortization	28,301	27,994	26,636
Other income, net	1,079	1,334	820
EBITDA	$122,196	$124,431	$125,615